Exhibit 6.1

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

HOME EQUITY OPTION (“HOMESHARES”)

SUMMARY OF KEY TERMS

EFFECTIVE DATE:
EXPIRATION DATE:

OWNER NAME(S):
SUBJECT PROPERTY ADDRESS:

ORIGINAL AGREED VALUE:
OPTION PURCHASE PREMIUM: (payment to owner)
OPTION HOLDER PERCENTAGE:	%
Annual internal rate of return cap	Defined in “Exhibit B” to this Homeshares Agreement

OPTION HOLDER NAME:	Nada Investments, LLC
OPTION HOLDER ADDRESS:	1315 Manufacturing St, Dallas TX 75207
OPTION HOLDER EMAIL:	Compliance@nada.co
OPTION HOLDER PHONE #:	(972) 445-7320

ORIGINATOR NAME:	Nada Loans, LLC
ORIGINATOR ADDRESS:	1315 Manufacturing St, Dallas TX 75207
ORIGINATOR EMAIL:	Compliance@nada.co
ORIGINATOR PHONE #:	(972) 445-7320

BUYOUT OPTION:	Homeowner can elect to buyout the Option Agreement at any time without penalty.
NO LOCK-UP PERIOD:	There is no lock-up period.
TERM OF AGREEMENT:

The term commences on the Effective Date and expires on the date immediately preceding a Trigger Event:

a)     Sale or Transfer of Ownership in the Property

b)     A Material Violation of the Covenant Agreement

c)      Expiration Date (10 years from the Effective Date)

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

HOME EQUITY OPTION (“HOMESHARES”) AGREEMENT

This Home Equity Option Agreement ("Homeshares Agreement" or “Agreement”) is entered into as of the Effective Date by and between ______________________________ residing at ____________________________________________ as its principal residence (the “Owner”), the address of Principal Residence and the Option Holder identified on the Cover Page of this Agreement. Each of (i) the Summary of Key Terms set forth on the cover page, including the terms therein defined, (ii) the Covenant Agreement and (iii) the Security Instrument, each of even date herewith, are incorporated herein by reference as if expressly set for in this Agreement. This Agreement, together with the Covenant Agreement and the Security Instrument are referred to herein collectively as the “Homeowner Documents”. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified on the Cover Page and the Homeowner Documents, as applicable.

1. Grant Of Option; Option Purchase Price.

Owner hereby grants to Option Holder, and its successors and assigns, an option ("Option") to purchase, in the future, an undivided interest equal to the Option Holder Percentage Interest in and to that certain residential real property identified in the attached Exhibit A (the "Property") in consideration for the payment to the Owner of the Option Purchase Premium.

2. Consideration.

The Option is granted by Owner to Option Holder in partial consideration of Option Holder's remittance to the Owner on the Effective Date of the Option Purchase Premium. The Option Purchase Premium is not a loan. The Option Purchase Premium is not a principal amount which Option Holder is contractually or otherwise entitled to recover at Term or at Option exercise. Owner will not be required to make any monthly interest or any other periodic payments to Option Holder calculated upon the amount of the Option Purchase Premium, nor will any periodic payment obligations be imposed upon or accrue on the amount of the Option Purchase Premium. As further consideration for granting the Option, and for Owner's undertaking of its obligations specified in the Homeowner Documents, Owner shall receive, in addition to the Option Purchase Premium; (1) the agreement by Option Holder to exercise the Option solely upon the occurrence of certain events; and (2) Option Holder's performance of certain additional obligations pursuant to the Homeowner Documents.

3. Term Of Option.

The term commences on the Effective Date and expires on the date immediately preceding the Expiration Date (the “Term”).

4. Exercise of the Option by Option Holder.

Option Holder has the right to exercise the option at three points during the Term:

a.	Expiration Date: 60 days prior to the end of the Option Term, Option Holder has the right to deliver a “Notice of Option Exercise” to the Owner, after which an inspection of the property occurs, and an appraisal is done. Option Holder’s “share” of the value of the home (called the “Option Holder’s Investment Amount”) is the sum of its percentage of equity interest as of the Expiration Date plus any expenses incurred by Option Holder in connection with the appraisal process. Once the Option Holder’s Investment Amount has been determined, either (i) the Owner can pay Option Holder the Option Holder’ Investment Amount (thus buying out the option), or (ii) Option Holder can compel the Owner to transfer to Option Holder, by deed, Option Holder’s share of the property, and thereafter, can compel the Owner to sell the home (which is then owned by the Owner and Option Holder (to the extent of Option Holder’s share). The sale proceeds are distributed to the owner and Option Holder based on their respective shares of ownership

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

b.	Upon Sale of the Home During the Term: If the Owner elects to sell the home during the Term, it must give Option Holder at least 60 days’ prior written “Notice of Intention to Sell”. The Owner must provide Option Holder with copies of every offer to purchase the property (including all related contracts, title reports, etc.). If the potential buyer obtains a contractor’s inspection report in connection with the home, a copy of the report must be provided to Option Holder. If the potential buyer does not obtain a contractor’s inspection report, Option Holder is entitled to obtain such a report at the expense of the homeowner. Option Holder is also entitled to obtain an appraisal of the home at the expense of the Owner. Assuming the ultimate sale is accomplished on an arm’s length basis, Option Holder is entitled to a portion of the sale proceeds based on Option Holder’s Net Investment Amount (determined as provided in Section 4(a).

c.	Upon a Material Violation of the Covenant Agreement: The Covenant Agreement requires the Owner to maintain the home in good condition, requires the Owner to maintain occupancy consistent with that at the time of application, and imposes other limitations with respect to Security Instrument liens. A material violation of the Covenants Agreement entitles Option Holder to call a default under the Covenants Agreement. Upon the occurrence and continuance of an event of default under the Covenants Agreement, Option Holder has multiple remedies, including the right to compel the sale of the Property, enter the Property and make repairs to the Property. Option Holder may, but is not required, to work with the owner to cause an orderly sale of the Property. Option Holder is entitled to full reimbursement of its expenses, and thereafter, to a portion of the sale proceeds based on Option Holder’s Net Investment Amount (determined as provided in Section 4(a).

5. Delivery of Notices by Owner.

Owner agrees that any notices required to be delivered by it pursuant in connection with the exercise of the Option by Option Holder shall be delivered to Option Holder by certified mail or express delivery service. At the address specified for Option Holder on the signature page of this Agreement.

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

6. Security Instrument.

The obligations of the Owner set forth in the Homeshares Documents, including, without limitation, the Owner’s obligation to make certain payments to the Option Holder from time to time, are secured by the Security Instrument.

7. Property Valuation.

Owner agrees that the value of the Property as of the Effective Date is the Original Agreed Value identified in the Summary of Key Terms. Owner further agrees that the future value of the Property, when calculated at any time during the Term, is called the Ending Agreed Value, which will be determined as provided in the applicable subsections of Section 4 and the Appraisal requirements of the Covenant Agreement.

8. Investment Rate of Return Cap (“IRRC”).

The IRRC is the maximum annual compounded rate of return to the Option Holder. The maximum IRRC will be capped at an annual compounded rate of eighteen percent (18%) for each year including any portion of a year that the Homeshares Agreement is outstanding as stated in the Key Terms section of the Agreement.

9. Owner’s Buyout Right.

Owner shall have the right to buyout this Agreement at any time. This is a right the Owner has and not an obligation. If you desire to exercise your right to buyout this Agreement, you must provide Option Holder with written notice of your election to do so (“Buyout Notice”). Once received, Option Holder will schedule an appraisal to determine the Ending Agreed Value. Once the appraisal is received, Option Holder will calculate the Owner Buyout Price and send you a Buyout Amount Due Notice which will inform you of the Amount Due and the Due Date for payment of the Buyout Amount Due. Upon receipt of payment, this Agreement will end and Option Holder will terminate this Agreement and any other related documents.

10. Intention of the Parties.

The grant of the Option for consideration constitutes a purchase and transfer to Option Holder of an undivided participation interests in the Property that is binding on the parties as of the Effective Date, notwithstanding the fact that the exercise of the Option will occur after the Effective Date. In the event that exercise of the Option is not possible, the parties agree to construe their interests in the Property as co-owners of the Property determined by reference to the Option Holder’s Percentage.

11. Maximum Indebtedness Secured by the Property.

The aggregate amount of all loans from third parties secured by liens on the Property (the “Secured Loans”) that Owner may incur while the Homeowner Agreement is outstanding may not exceed the Permitted Secured Debt Amount. Incurrence of Secured Loans which, in aggregate, exceed the Permitted Secured Debt Amount at any time during the Term is an Event of Default under the Homeowner Documents.

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

12. Recorded Memorandum.

Owner's performance under the Homeowner Documents will be evidenced by, inter alia, the recording of the Security Instrument in the county where the Property is located. If there is a material and uncured Event of Default under the terms of the Homeowner Documents, Option Holder shall have the right, but is not obligated to, demand Owner's performance of the terms of the Homeowner Documents; and upon Owner's continued failure to perform following such demand, Option Holder shall have the right to invoke any and all remedies under the Homeowner Documents and those remedies provided to Option Holder under applicable law.

13. Covenant Agreement.

Reference is made to the Covenant Agreement for additional information with respect to the maintenance, repair, restoration or improvement of the Property, as well as the requirements applicable to any appraisal completed with respect to the Property.

14. Events of Default.

Section 5 of the Covenant Agreement sets forth the Events of Default applicable to this Agreement and certain remedies available to Option Holder upon the occurrence and continuance of such Events of Default. Additional remedies exercisable by the Option Holder upon the occurrence and continuance of an Event of Default (as so defined in Section 5 of the Covenant Agreement) are set forth in the Security Instrument.

15. Transfer of Option Holder’s Rights and Obligations Pursuant to this Agreement.

The Option Holder may at any time transfer all of its right, title, and interest and obligations arising under the Homeowner Documents to one or more third parties. Prior to, or concurrent with any such assignment, the Option Holder shall provide the Owner with timely notice of such assignment as well as all appropriate contact and other information.

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

Intending to be legally bound, the Parties have executed this Agreement as of the Effective Date by their signatures below.

Owner(s)

By:
Name:
Address:

Acknowledgement Form

State of ____________________________

County of ___________________________

On the _______ day of ________________ in the year_______, before me, the undersigned notary public, personally appeared ___________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

Print Name:
Jurisdiction:

My Commission Expires:

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

Intending to be legally bound, the Parties have executed this Agreement as of the Effective Date by their signatures below.

Nada Investments, LLC, as Option Holder

By:
Name:	John Green
Title:	CEO
Address:	1315 Manufacturing St. Dallas TX, 75207

Acknowledgement Form

State of ____________________________

County of ___________________________

On the _______ day of ________________ in the year_______, before me, the undersigned notary public, personally appeared ___________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

Print Name:
Jurisdiction:

My Commission Expires:

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

EXHIBIT A

PROPERTY DESCRIPTION

That certain real property situated in the City of described as follows:

INSERT FULL LEGAL DESCRIPTION

The same property described above is also known as:

INSERT FULL PROPERTY ADDRESS

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)

HOMESHARES PROGRAM	Nada Loans, LLC
HOMESHARES AGREEMENT	NMLS #1993600

EXHIBIT B

Investment Rate of Return Cap – Definition

The Homeshare Repayment shall be capped at a value that represents an annual 18% internal rate of return if the value of the property appreciates. Conversely, if the value of the property depreciates, the Homeshare Repayment shall be capped at a value that represents a -10% annual internal rate of return.

© 2022, Nada HS_Agreement_v1 (rev. 12/16/22)